BlackRock Funds II (the "Registrant")
BlackRock Multi-Asset Income Portfolio
BlackRock Dynamic High Income Portfolio
BlackRock Global Dividend Portfolio
(the "Funds")

77K:

Changes in registrant's certifying accountant

Effective February 15, 2017, Deloitte & Touche LLP ("D&T") was dismissed as the independent registered public accounting firm to the Funds. The Audit Committee of the Funds' Board of Trustees participated in, and approved, the decision to change the independent registered public accounting firm. D&T's reports on the Funds' financial statements for the fiscal periods ended July 31, 2016 and July 31, 2015 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Funds' fiscal periods ended July 31, 2016 and July 31, 2015 and the subsequent interim period through February 15, 2017, (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds' financial statements for such periods, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Funds' Board of Trustees approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Funds' independent registered public accounting firm for the fiscal year ending July 31, 2017. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Funds or the Board of Trustees with the performance of the Funds' prior independent registered public accounting firm, D&T. During the Funds' fiscal periods ended July 31, 2016 and July 31, 2015 and the subsequent interim period through February 15, 2017, neither the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested D&T to furnish it with a letter addressed to the Securities and Exchange Commission stating whether D&T agrees with the statements contained above. A copy of the letter from D&T to the Securities and Exchange Commission is filed as an exhibit hereto.